EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:	Scott Schroeder Vice President of Marketing & Corporate Communications Developers Diversified 216.755.5500
Developers Diversified Realty Corporation Announces Daniel B. Hurwitz to Become President &
Chief Executive Officer; Scott A. Wolstein to Serve as Executive Chairman of the Board of
Directors, Effective January 1, 2010
CLEVELAND (November 9, 2009) — Developers Diversified Realty Corporation (NYSE:DDR) today announced an effective date of January 1, 2010, for its previously announced management succession strategy appointing Daniel B. Hurwitz, 45, President & Chief Executive Officer, succeeding Scott A. Wolstein, 57, who will continue to serve in a leadership role at the Company as Executive Chairman of the Board. Messrs. Hurwitz and Wolstein have worked together as partners for more than 10 years and their close collaboration will lead to a seamless transition.
In his new role, Mr. Hurwitz will be responsible for planning, formulating and coordinating the development and execution of corporate strategy, policies, goals and objectives. This role is accountable for Company performance and reports directly to the Board of Directors.
As Executive Chairman, Mr. Wolstein will work closely with Mr. Hurwitz to develop the Company’s strategic plan and will ensure the Board of Directors fulfills its oversight and governance responsibilities. In addition, Mr. Wolstein, on behalf of the Company, will maintain his historic capital markets and tenant relationships and will continue to serve on the Company’s Investment Committee.
In 1999 Mr. Hurwitz was recruited as Executive Vice President to oversee Developers Diversified’s core revenue departments and management of the various disciplines related to the day-to-day operations of the Company.
Mr. Hurwitz was appointed President & Chief Operating Officer of Developers Diversified in May 2007. He had served as Senior Executive Vice President and Chief Investment Officer since May 2005 and as Executive Vice President from June 1999 through April 2005. Mr. Hurwitz joined the Company’s Board of Directors in June 2009 and previously served on the Board from May 2002 to May 2004.
Before joining Developers Diversified, Mr. Hurwitz served as Senior Vice President and Director of Real Estate and Corporate Development for Boscov’s Department Store, Inc. Prior to Boscov’s, Mr. Hurwitz served as Development Director for the Shopco Group, a New York City-based developer and acquirer of regional and super regional shopping malls. Mr. Hurwitz is a graduate of Colgate University and the Wharton School of Business Management Program at the University of Pennsylvania.
Mr. Hurwitz is a member of the Board of Trustees of U-Store-It Trust (NYSE:YSI); a member of the Board of Trustees for the International Council of Shopping Centers; a

member of the Colgate University Board of Trustees; and a member of the Board of Regents for the University System of Ohio.
Mr. Wolstein has served as Chief Executive Officer and a Director of Developers Diversified since its organization in 1992. Mr. Wolstein has been Chairman of the Board of Directors of the Company since May 1997. Prior to the organization of the Company, Mr. Wolstein was a principal and executive officer of Developers Diversified Group, the Company’s predecessor.
Mr. Wolstein graduated cum laude from both the Wharton School at the University of Pennsylvania and the University of Michigan Law School. He is currently a member of the Board of Governors and Executive Committee of the National Association of Real Estate Investment Trusts (NAREIT); Board of Directors of the Real Estate Roundtable; Board of Trustees of Case Western Reserve University; and the Executive Committee and Board of Trustees of the Zell-Lurie Wharton Real Estate Center. In addition, Mr. Wolstein is a four-time recipient of the Realty Stock Review’s Outstanding CEO Award.
Developers Diversified owns and manages approximately 670 retail operating and development properties in 44 states, Brazil, Canada and Puerto Rico. Totaling more than 148 million square feet, the Company’s shopping center portfolio features open-air, value-oriented neighborhood and community centers, mixed-use centers and lifestyle centers located in prime markets with stable populations and high-growth potential. Developers Diversified is the largest landlord in Puerto Rico and owns a premier portfolio of regional malls in and around Sao Paulo, Brazil. Developers Diversified is a self-administered and self-managed REIT operating as a fully integrated real estate company. Additional information about the Company is available on the Internet at www.ddr.com.
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